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   EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

   Bio-Rad Laboratories, Inc.
   (In thousands, except per share data)

                                                              Year Ended December 31,
                                                              1994       1993       1992
      Computation for Consolidated Statements of Income:

        Net income                                          $15,598    $ 2,801    $15,554
                                                            =======    =======     =======

        Weighted average common shares                        8,075      7,993      7,924
                                                            =======    =======     ======
        Earnings per share                                    $1.93      $0.35      $1.96
                                                            =======    =======     ======
    Additional Primary Computation (1):
        Weighted average common shares per above              8,075      7,993      7,924
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                         104         -          -

        Weighted average common shares, as adjusted           8,179      7,993      7,924
                                                            =======    =======    =======
        Primary earnings per share                            $1.91      $0.35      $1.96
                                                            =======    =======    =======
   Fully Diluted Computation (1):
        Weighted average common shares per above              8,075      7,993      7,924
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                         109         -          -


        Weighted average common shares, as adjusted           8,184      7,993      7,924
                                                            =======    =======    =======

        Fully diluted earnings per share                      $1.91      $0.35      $1.96
                                                            =======    =======    =======


    (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.